UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2022

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX	78215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-762-7293

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ZEST	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Item 1.02 Termination of a Material Definitive Agreement.

On September 14, 2022, Ecoark Holdings, Inc. (the “Company”) terminated the Securities Exchange Agreement (the “Exchange Agreement”) with HUMBL, Inc., a Delaware corporation (“HUMBL”), and Agora Digital Holdings, Inc., a Nevada corporation and majority-owned subsidiary of the Company (“Agora”). Pursuant to the Exchange Agreement, the Company agreed to transfer to HUMBL the issued and outstanding shares of Agora common stock held by the Company, constituting approximately 89% of Agora’s issued and outstanding common stock, and the line of credit promissory note issued to the Company by Agora having an outstanding balance of approximately $5.4 million which comes due on March 31, 2023, in exchange for 5,415 shares of HUMBL’s newly designated Series C Convertible Preferred Stock (the “Series C”). In addition, the Exchange Agreement contemplates that some or all of Agora’s other shareholders, consisting of Agora’s directors, officers and consultants (some of whom are also directors and officers of the Company including our Chief Executive Officer and Chief Financial Officer) who own a total of up to 5,000,000 of the outstanding shares of Agora common stock, may also execute the Exchange Agreement and exchange their shares of Agora common stock for a total of up to 585 shares of Series C.

The Exchange Agreement was subject to certain closing conditions, including that the Company or Agora source a minimum of $10 million in capital for HUMBL. Despite the good faith efforts of the Company and Agora, neither one of them was able to raise the minimum of $10 million in capital. For this reason, the Company and HMBL have decided to terminate the Exchange Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

September 16, 2022	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May Chief Executive Officer